ICAP FUNDS, INC.

                  STOCK SUBSCRIPTION AGREEMENT

To the Board of Directors of ICAP Funds, Inc.:

          The undersigned purchaser (the "Purchaser") hereby subscribes to 5,000 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of ICAP Funds, Inc. (the "Company") in consideration for which the Purchaser agrees to transfer to you upon demand One Hundred Thousand Dollars ($100,000) in cash.
Of this $100,000, the Purchaser desires to invest
$99,000 in the Discretionary Equity Portfolio and
$1,000 in the Equity Portfolio.  Accordingly, the
Purchaser will receive 4,950 Shares of the Discretionary Equity Portfolio and 50 Shares of the
Equity Portfolio.

          It is understood that a certificate
representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Company's transfer agent.
Notwithstanding the fact that a certificate representing ownership will not be issued, said Shares shall be deemed fully paid and nonassessable.

          The Purchaser agrees that the Shares are being purchased for investment with no present intention of resellling or redeeming said Shares.

          The Purchaser acknowledges that costs
incurred by the Company in connection with its organization, registration and initial public offering of Shares of the Company have been deferred and are being amortized over a period of five years from the date upon which the Company commences its investment activities.

          The Purchaser agrees that in the event any of the Shares purchased hereunder are redeemed during such five year period, the Company is authorized to reduce the redemption proceeds to cover any unamortized organizational expenses in the same proportion as the number of Shares being redeemed bears to the number of Shares outstanding at the time of the redemption. If, for any reason, said reduction of redemption proceeds is not infact made by the Company in the event of such a redemption, the Purchaser agrees to reimburse the Company immediately for any unamortized organizational expenses in the proportion stated above.



      Dated and effective this 8th day of December, 1994.



                              INSTITUTIONAL CAPITAL CORPORATION



                              /s/ Robert H. Lyon
                              ----------------------------
                              By:  Robert H. Lyon
                              Its: President


                           ACCEPTANCE

          The foregoing subscription is hereby accepted.
Dated and effective as of this 8th day of December, 1994.


                              ICAP FUNDS, INC.



                              /s/ Pamela H. Conroy
                              -----------------------------
                              By:  Pamela H. Conroy
                              Its: Vice President



                              /s/ Donald D. Niemann
                              -----------------------------
                              Attest:  Donald D. Niemann,
                              Secretary